UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: June 27, 2005

SURREY BANCORP

North Carolina	000-50313	59-3772016
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

145 North Renfro Street, Mount Airy, NC	27030
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number: (336) 783-3900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 27, 2005, Surrey Bank & Trust (the “Bank”), the wholly owned subsidiary of Surrey Bancorp, entered into Executive Salary Continuation Agreements with Edward C. “Ted” Ashby, III, President and Chief Executive Officer, Pedro A. Pequeno II, Senior Vice President and Chief Lending Officer, Brenda J. Harding, Senior Vice President and Chief Operations Officer and Mark H. Towe, Senior Vice President and Chief Financial Officer of Surrey Bancorp (the “Agreements”). The Agreements provide for certain annual payments to the named officers following retirement at age sixty-five (age sixty-seven for Ms. Harding) provided the named officer remains in the continuous employment of the Bank. These annual payments will continue until the death of the named officer. Provided there is a balance remaining in the accrued retirement account, further payments will be made to the beneficiary or estate of the named officer following the officer’s death. The annual payments are $89,914 for Mr. Ashby, $88,231 for Mr. Pequeno, $16,388 for Ms. Harding and $50,827 for Mr. Towe.

Should any of the named officers die while actively employed prior to age sixty-five, the Agreements provide for a lump sum payment of the accrued retirement account balance. Upon the disability of the named officer, the Agreements provide for disability payments that will reduce the retirement benefits. If the named officer resigns or is terminated without “cause” (as defined in the Agreement), the officer shall be entitled to receive a lump sum payment following attainment of the stated retirement age of the accrued retirement account balance on the date of termination of employment. In the event of termination six months prior to or following a “change in control” of the Bank (as defined in the Agreement), the named officers will be entitled to full benefits under the Agreement upon attainment of the stated retirement age. If the named officer is terminated with “cause” at any time, the Agreement terminates and all benefits are forfeited.

Surrey Bancorp is headquartered in Mount Airy, North Carolina and is the holding company of Surrey Bank & Trust, a community bank with five banking offices in North Carolina and Virginia.

Surrey Bancorp’s common stock is traded in the over the counter market under the symbol “SRYB.OB.” Additional information about the Bank is available on its website at www.surreybank.com.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Surrey Bancorp has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Surrey Bancorp

Date: June 29, 2005	By:	/s/ Mark H. Towe
Mark H. Towe, Chief Financial Officer